                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 29549

                              ---------------------

                                AMENDMENT NO. 2
                                       TO
                                 SCHEDULE 14D-1
              TENDER OFFER STATEMENT PURSUANT TO SECTION 14(d)(1)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                                      AND
                                  SCHEDULE 13D
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 2)


                       UNITED INVESTORS GROWTH PROPERTIES
                           (Name of Subject Company)

                             AIMCO PROPERTIES, L.P.
                                    (Bidder)

                     UNITS OF LIMITED PARTNERSHIP INTEREST
                         (Title of Class of Securities)

                                      NONE
                     (CUSIP Number of Class of Securities)



                                PATRICK J. FOYE
                  APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                     1873 SOUTH BELLAIRE STREET, 17TH FLOOR
                             DENVER, COLORADO 80222
                                 (303) 757-8101
            (Name, Address and Telephone Number of Person Authorized
           to Receive Notices and Communications on Behalf of Bidder)


                                    COPY TO:

                              JONATHAN L. FRIEDMAN
                    SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                          300 SOUTH GRAND, 34TH FLOOR
                         LOS ANGELES, CALIFORNIA 90071
                                 (213) 687-5000


                              ---------------------

                           CALCULATION OF FILING FEE

-------------------------------------------------------------------------------

Transaction Valuation*     $1,226,662            Amount of Filing Fee: $245.33

-------------------------------------------------------------------------------

* For purposes of calculating the fee only. This amount assumes the purchase of 15,930.68 units of limited partnership interest of the subject partnership for $77 per unit. The amount of the filing fee, calculated in accordance with Section 14(g)(1)(B)(3) and Rule 0-11(d) under the Securities Exchange Act of 1934, as amended, equals 1/50th of one percent of the aggregate of the cash offered by the bidder.

[ ] Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number or the form or schedule and the date of its filing.


Amount Previously Paid:  $207.10         Filing Parties:  AIMCO Properties, L.P.


Form or Registration No.: Schedule 14D   Date Filed:  June 10, 1999




                         (Continued on following pages)


                               Page 1 of 4 Pages

       AMENDMENT NO. 2 TO SCHEDULE 14D-1/AMENDMENT NO. 2 TO SCHEDULE 13D


         This Statement (the "Statement") constitutes (a) Amendment No. 1 to the initial Schedule 14D-1 of AIMCO Properties, L.P. (the "AIMCO OP"), relating to AIMCO OP's offer to purchase units of limited partnership interest ("Units") of United Investors Growth Properties (the "Partnership"); and (b) Amendment No. 2 to the Schedule 13D (the "Schedule 13D"), originally filed with the Securities and Exchange Commission on June 10, 1999, by AIMCO OP, AIMCO-GP, Inc. ("AIMCO-GP") and Apartment Investment and Management Company ("AIMCO"), as amended by Amendment No. 1, filed with the Commission on July 2, 1999, by AIMCO/IPT, Inc., Insignia Properties, L.P., AIMCO OP, AIMCO-GP and AIMCO. The item numbers and responses thereto are set forth below in accordance with the requirements of Schedule 14D-1.

ITEM 11.    MATERIAL TO BE FILED AS EXHIBITS.

            (a)(1)   Offer to Purchase, dated June 9, 1999 (previously filed).
            (a)(2)   Letter of Transmittal and related Instructions.
            (a)(3) Letter, dated June 9, 1999, from AIMCO OP to the Limited Partners of the Partnership (previously filed).
            (a)(4) Supplement to Offer to Purchase, dated July 2, 1999 (previously filed).
            (a)(5) Letter, dated July 2, 1999, from AIMCO OP to the Limited Partners of the Partnership (previously filed).
            (a)(6)   Notice of Withdrawal, dated July 2, 1999.
            (a)(7)   Supplement to Offer to Purchase, dated July 16, 1999.
            (b) Amended and Restated Credit Agreement (Unsecured Revolver-to-Term Facility), dated as of October 1,
                     1998, among AIMCO OP, Bank of America National Trust and Savings Association, and BankBoston, N.A.
                     (Exhibit 10.1 to AIMCO's Current Report on Form 8-K, dated October l, 1998, is incorporated herein by this reference).
            (b)(2)   First Amendment to Credit Agreement, dated as of
                     November 6, 1998, by and among AIMCO OP, the financial institutions listed on the signature pages thereof and Bank of America National Trust and Savings Association (Exhibit 10.2 to AIMCO's Annual Report on Form 10-K for the fiscal year ended
                     December 31, 1998, is incorporated herein by this reference).
            (c)      Not applicable.
            (d)      Not applicable.
            (e)      Not applicable.
            (f)      Not applicable.
            (z)(1) Agreement of Joint Filing, dated June 9, 1999, among AIMCO, AIMCO-GP, AIMCO OP, AIMCO/IPT, and IPLP (previously filed).



                         Page 2 of 4 Pages

                                   SIGNATURE

         After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  July 16, 1999

                                       AIMCO/IPT, INC.

                                       By: /s/ Patrick J. Foye
                                           -----------------------------------
                                           Executive Vice President

                                       INSIGNIA PROPERTIES, L.P.

                                       By:  AIMCO/IPT, INC.
                                            (General Partner)

                                       By: /s/ Patrick J. Foye
                                           -----------------------------------
                                           Executive Vice President

                                       AIMCO PROPERTIES, L.P.

                                       By: AIMCO-GP, INC.
                                            (General Partner)

                                       By: /s/ Patrick J. Foye
                                           -----------------------------------
                                           Executive Vice President

                                       AIMCO-GP, INC.

                                       By: /s/ Patrick J. Foye
                                           -----------------------------------
                                           Executive Vice President

                                       APARTMENT INVESTMENT
                                       AND MANAGEMENT COMPANY

                                       By: /s/ Patrick J. Foye
                                           -----------------------------------
                                           Executive Vice President



                               Page 3 of 4 Pages

                                 EXHIBIT INDEX

          EXHIBIT NO.                DESCRIPTION
          ----------                 -----------

            (a)(1)   Offer to Purchase, dated June 9, 1999 (previously filed).
            (a)(2)   Letter of Transmittal and related Instructions.
            (a)(3)   Letter, dated June 9, 1999, from AIMCO OP to the Limited
                     Partners of the Partnership (previously filed).
            (a)(4)   Supplement to Offer to Purchase, dated July 2, 1999
                     (previously filed).
            (a)(5)   Letter, dated July 2, 1999, from AIMCO OP to the Limited
                     Partners of the Partnership (previously filed).
            (a)(6)   Notice of Withdrawal, dated July 2, 1999.
            (a)(7)   Supplement to Offer to Purchase, dated July 16, 1999.
            (b)      Amended and Restated Credit Agreement (Unsecured
                     Revolver-to-Term Facility), dated as of October 1,
                     1998, among AIMCO OP, Bank of America National Trust and Savings Association, and BankBoston, N.A.
                     (Exhibit 10.1 to AIMCO's Current Report on Form 8-K, dated October l, 1998, is incorporated herein by this reference).
            (b)(2)   First Amendment to Credit Agreement, dated as of
                     November 6, 1998, by and among AIMCO OP, the financial institutions listed on the signature pages thereof and Bank of America National Trust and Savings Association (Exhibit 10.2 to AIMCO's Annual
                     Report on Form 10-K for the fiscal year ended
                     December 31, 1998, is incorporated herein by this reference).
            (c)      Not applicable.
            (d)      Not applicable.
            (e)      Not applicable.
            (f)      Not applicable.
            (z)(1)   Agreement of Joint Filing, dated June 9, 1999, among
                     AIMCO, AIMCO-GP, AIMCO OP, AIMCO/IPT, and IPLP
                     (previously filed).



                               Page 4 of 4 Pages